Exhibit (h)(7)

                         EXPENSE LIMITATION UNDERTAKING
                           (as amended March 1, 2005)

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                        March 1, 2005

AllianceBernstein Trust
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

            Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred (i) by the AllianceBernstein Value Fund to be limited to 2.50%, 3.20%, 3.20%, 2.20%, 2.70%, 2.45% and 2.20%
of the aggregate average daily net assets of the Fund's Class A, Class B, Class C, Advisor Class, Class R, Class K and Class I shares, respectively; (ii) by the AllianceBernstein Small Cap Value Fund to be limited to 1.15%, 1.85%, 1.85%, ..85%, 1.35%, 1.10% and .85% of the aggregate average daily net assets of the Fund's Class A, Class B, Class C, Advisor Class, Class R, Class K and Class I shares, respectively; (iii) by the AllianceBernstein International Value Fund to be limited to 1.20%, 1.90%, 1.90%, .90%, 1.40%, 1.15% and .90% of the aggregate average daily net assets of the Fund's Class A, Class B, Class C, Advisor Class, Class R, Class K and Class I shares, respectively; and (iv) by the AllianceBernstein Global Value Fund to be limited to 1.50%, 2.20%, 2.20%, 1.20%; 1.70%; 1.45% and 1.20% of the aggregate average daily net assets of the Fund's Class A, Class B, Class C, Advisor Class, Class R, Class K and Class I shares, respectively (collectively, the "Limitations") To determine the amount of expenses of each Class in excess of each Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Fund (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of each Class recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the current day (the "Allowable Expenses"). If the expenses of any Class for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly.

            For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating at the close of the Fund's fiscal year. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination not to extend this Undertaking beyond its then current term.

            We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Funds on Form N-1A with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating the Fund's net asset value per share and for other purposes and expressly permit you to do so.

                                          Very truly yours,

                                          ALLIANCE CAPITAL MANAGEMENT L.P.

                                          By:   Alliance Capital Management
                                                Corporation, its general
                                                partner

                                          By:  ________________________